Exhibit 10.1

WAIVER AND CONSENT

This Waiver and Consent is made as of the 24 day of November, 2010 by and among Aruze USA, Inc. (“Aruze”), Stephen A. Wynn (“SW”) and Elaine P. Wynn (“EW”).

RECITALS

A.	Aruze, SW and EW are parties to that certain Amended and Restated Stockholders’ Agreement dated as of January 6, 2010, modified by a Release dated April 14, 2010 (together, the “Agreement”).

B.	The Agreement provides that each party is required to obtain prior written consent of the others to Transfer any shares of Wynn Resorts, Limited (“WRL”) subject to the Agreement.

C.
Prior to the date hereof, SAW and EW collectively have obtained a release of 2,445,805 shares of common stock of WRL from the terms of the Agreement and Aruze has obtained the release of 2,000,000 shares from the terms of the Agreement.

D.	The parties have each consented to the Transfer by each of them of up to certain shares of WRL common stock currently subject to the Agreement.

Now therefore, in consideration of the foregoing and the agreements set forth below, the parties hereto agree as follows:

1.	Definitions. All capitalized terms used herein shall have the meanings set forth in the Agreement.

2.
Consent.  Each of SW and EW consents to the Transfer by Aruze of up to 1,445,805 shares of common stock of WRL currently subject to the Agreement and Aruze, and SW and EW each consent to the Transfer by SW and EW of up to 1,000,000 shares of common stock of WRL currently subject to the Agreement and each confirms that such shares of common stock of WRL shall be released from all terms and restrictions set forth in the Agreement upon a Transfer.  It is understood and agreed that until any such Transfer, the shares shall remain subject to all terms and restrictions set forth in the Agreement.

In witness whereof, the parties have set their hand to this Agreement on the day and year first written above.

Aruze USA, Inc.

By:	/s/ Kazuo Okada
Name: Kazuo Okada, President

/s/ Stephen A. Wynn	/s/ Elaine P. Wynn
Stephen A. Wynn	Elaine P. Wynn